March 1, 2013

VIA EDGAR

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:	Notice of Disclosure Filed in Exchange Act Annual Report under
Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012
and Section 13(r) of the Exchange Act

Ladies and Gentlemen:

Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities Exchange Act of 1934, as amended, notice is hereby provided that Apollo Global Management, LLC has made disclosure pursuant to such provisions in its Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which was filed with the U.S. Securities and Exchange Commission on March 1, 2013. This disclosure can be found starting on page 66 of the Annual Report on Form 10-K and is incorporated by reference herein.

Very truly yours,

Apollo Global Management, LLC

By:	/s/ John J. Suydam
	Name:	John J. Suydam
	Title:	Chief Legal Officer and Chief Compliance Officer

9 WEST 57TH STREET, 43RD FLOOR

NEW YORK, NEW YORK 10019

212 . 515 . 3200